Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260976

Registration No. 333-264085

Prospectus Supplement No. 15

(to Prospectus dated December 29, 2021)

Prospectus Supplement No. 13

(to Prospectus dated April 15, 2022)

WeWork Inc.

760,765,488 Shares of Class A Common Stock

7,773,333 Warrants to Purchase Class A Common Stock

This prospectus supplement is a supplement to the prospectus dated December 29, 2021, which forms a part of our Registration Statement on Form S-1 (File No. 333-260976) (as supplemented to date, the “2021 Prospectus”), and the prospectus dated April 15, 2022, which forms a part of our Registration Statement on Form S-1 (File No. 333-264085) (as supplemented to date, the “2022 Prospectus” and, together with the 2021 Prospectus, the “Prospectuses”). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement. The 2021 Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 117,438,299 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, consisting of the public warrants and the private placement warrants (each as defined in the 2021 Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the 2021 Prospectus or their permitted transferees, of up to 642,774,807 shares of Class A Common Stock (including shares underlying warrants). The 2022 Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders identified in the 2022 Prospectus or their permitted transferees, of up to 552,382 shares of Class A Common Stock (including shares underlying warrants) and up to 7,773,333 private placement warrants.

Our Class A Common Stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “WE” and “WE WS,” respectively. On February 17, 2023, the closing price of our Class A common stock was $1.55 per share, and the closing price of our warrants was $0.20 per share.

Investing in our securities involves risks. See “Risk Factors” in the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is

February 21, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 21, 2023 (February 17, 2023)

WEWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39419	85-1144904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

75 Rockefeller Plaza, 10th Floor

New York, NY 10019

(Address of principal executive offices and zip code)

(646) 389-3922

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock	WE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2023, Jared DeMatteis notified WeWork Inc. (the “Company”) that he will be leaving the Company to pursue other opportunities. Effective as of February 21, 2023 (the “Transition Date”), Mr. DeMatteis will step down from his positions as the Company’s Chief Legal Officer, Chief Compliance Officer and Corporate Secretary, and Pam Swidler, currently the Company’s Senior Vice President, Head of Americas & International, Legal, will be promoted to such positions.

Following the Transition Date, Mr. DeMatteis will serve in the role of Special Counsel to the Company through at least February 28, 2023 (such period following the Transition Date, the “Transition Period”) as described in the Transition Agreement and General Release entered into between Mr. DeMatteis and the Company on February 19, 2023 (the “Transition Agreement”). Pursuant to and conditioned upon Mr. DeMatteis’ compliance with the Transition Agreement, Mr. DeMatteis will receive (i) a payment of $534,110 in lieu of his 2022 annual cash bonus, (ii) continuation of healthcare benefits under COBRA for up to a period of 12 months following the end of the Transition Period, and (iii) an extension of the period in which Mr. DeMatteis may exercise his stock options until 24 months following the termination of his employment (or, if earlier, the 10-year anniversary of the grant date). There is no disagreement between Mr. DeMatteis and the Company, its Chief Executive Officer, or its board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 21st day of February, 2023.

WEWORK INC.

By:	/s/ Sandeep Mathrani
Name:	Sandeep Mathrani
Title:	Chief Executive Officer and Chairman